FOR IMMEDIATE RELEASE                                   FOR MORE INFORMATION
                                                        CONTACT:  PETER J. CORSO
                                                        (518) 673-3243



              CNB FINANCIAL CORP. ANNOUNCES FIRST QUARTER DIVIDEND, CONTINUATION OF STOCK REPURCHASE PROGRAM AND COVERAGE BY CIBC WORLD MARKETS

Canajoharie, NY (February 23, 2001) -- CNB Financial Corp. (NASDAQ:CNBF) announced its first quarter dividend. Directors of Central National Bank's parent company declared a $0.09 per share dividend, payable on March 9, 2001 to shareholders of record as of February 28, 2001.

The Company also announced its intention to extend its repurchase agreement and to purchase up to 747,367 of its outstanding shares in the open market during the period March 16, 2001 to March 15, 2002. The shares will be purchased at prevailing market prices from time to time during the repurchase period, depending upon conditions that exist in the market. The repurchased shares will be held in Treasury, but may be reissued in the future in connection with the company's dividend reinvestment plan, to satisfy the issuing of stock options, or other corporate purposes such as acquisitions.

On February 14th, CIBC World Markets initiated coverage of CNB Financial Corp. with a Buy rating. Donald L. Brass, President of the Company, stated, "I am very pleased that an organization with the global investment banking presence that CIBC has is now covering us. The fact that they based their recommendation on expectations for above-average EPS growth and an attractive valuation cements our enthusiasm for the investment in expansion, people, training and technology that we have made over the past two years."

CNB Financial Corp. is a bank holding company whose common shares are listed on the national market system of NASDAQ under the symbol "CNBF". Its principal office is in Canajoharie, New York. The company operates two subsidiaries:
Central National Bank, Canajoharie, which provides a full range of personal and commercial banking products as well as personal and business trust services; and Central Asset Management, Inc., which provides investment advisory services.

                                      -###-


February 23, 2001